Exhibit 5.1

[TT&A Letterhead]

March 21, 2024

To,

Sify Technologies Limited,

TIDEL Park, 2nd Floor,

4, Rajiv Gandhi Salai,

Taramani, Chennai 600 113

India

Ladies and Gentlemen:

We have acted as India legal advisers to Sify Technologies Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933. The Registration Statement relates to the proposed distribution of a subscription right (collectively, all such rights, the “Rights”) by the Company to each (i) holder of the Company’s equity shares, par value INR 10 (“Shares”) and (ii) holders of the Company American Depositary Shares (“ADSs”) to purchase up to 250,000,000 of the Company’s Shares, including Shares represented by ADSs.

1.	For purposes of this opinion, we have reviewed the following documents:

(a)	certified copies of the Memorandum of Association, Articles of Association of the Company

(b)	certified copy of the Certificate of Incorporation of the Company;

(c)	certified copy of the extracts of the resolution passed by the board of directors (“Board”) of the Company dated January 5, 2024 under Sections 13, 61(1)(a) and 64 of the Companies Act, 2013 (“Act”) in relation to: (i) increase in the authorized share capital of the Company subject to the approval of the members of the Company; and (ii) convening the extra-ordinary general meeting of the Company for this purpose;

(d)	certified copy of the notice of the extra-ordinary general meeting of the Company dated January 5, 2024 (along with the explanatory statement) under Sections 13, 61(1)(a) and 64 of the Act for authorizing the increase in the authorized share capital of the Company;

(e)	certified copy of the resolution passed at the extraordinary general meeting of the Company dated February 7, 2024 under Sections 13, 61(1)(a) and 64 of the Act for authorizing the increase in the authorized share capital of the Company; and

(f)	Form SH-7 filed with the Registrar of Companies (“ROC”) dated February 20, 2024 in relation to the increase in authorized share capital of the Company and approval from the ROC dated February 20, 2024 for the Form SH-7.

(The documents listed at (a) through (f) above are collectively referred to as the “Preliminary Documents”).

Preliminary Documents and Final Documents (as defined in Clause 3(d) below) are collectively referred to as the “Documents”.

2.	For the purposes of this opinion, we have assumed:

(a)	the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of the Documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. We have found nothing to indicate that such assumption is not justified. In making our examination of Documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed in relation to parties other than the Company, the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such Documents. We have relied on the above Documents and have not conducted any independent searches in relation to the Company. We have assumed that the Documents submitted to us by the Company in connection with any particular issue in relation to this opinion are the only documents relating to such issue;

(b)	that there have been no amendments to the Documents examined by us;

(c)	that, any meeting of the Board of the Company or a duly constituted committee thereof or any meeting of the shareholders of the Company was duly convened and constituted and that a quorum was present throughout and that the minutes of any such meeting are a correct and accurate record of the proceedings thereof;

(d)	the accuracy and completeness of all the factual representations made in the Documents.

3.	Subject to paragraph 2 above and the observations and qualifications set out in paragraph 4 below and based on a review of the Documents, we are of the opinion that:

(a)	The Company is a public company duly incorporated and validly existing under the laws of India.

(b)	The issuance of Shares when approved by the shareholders of the Company, allotted, issued and paid for as contemplated in the Registration Statement, will be legally issued, non-assessable, allotted and fully paid-up.

(c)	The issuance of Rights when approved by the shareholders of the Company, issued and delivered as contemplated in the Registration Statement, will constitute valid and legally binding obligations of the Company.

(d)	Our opinion in this paragraph 3 is subject to the following actions or filing requirements being undertaken:

(i)	passing of resolution by the Board under sections 62 and 41 of the Act in relation to: (i) authorizing the proposed issuance of Shares, including Shares underlying the ADSs; (ii) the issuance of the depository receipts against ADSs subject to approval of the members of the Company; and (iii) convening an extra-ordinary general meeting of the Company for the issuance of the ADSs;

(ii)	filing of Form MGT-14 with the ROC with respect to the resolution passed by the Board authorizing the proposed issuance of Shares underlying the ADSs as well as the ADSs;

(iii)	issuance of the notice of the extra-ordinary general meeting of the Company (together with the explanatory statement) under section 41 of the Act for authorizing the issuance of the depository receipts against ADSs;

(iv)	filing of Registration Statement and the prospectus thereto;

(v)	passing of the resolution at the extraordinary general meeting of the Company under section 41 of the Act for authorizing the issuance of the depository receipts against ADSs;

(vi)	filing of Form MGT-14 with the ROC in relation to the special resolution passed at the extra-ordinary general meeting of the Company authorizing the issuance of the depository receipts against ADSs;

(vii)	issuance of letter of Offer to holders of Shares under section 62(1)(a) of the Act;

(viii)	passing of resolution by the Board in relation to allotment of Shares, including the Shares underlying the ADSs under sections 39 and 62(1)(a) of the Act;

(ix)	filing of Form PAS-3 with the ROC with respect to the allotment of Shares, including the Shares underlying the ADSs within 30 days of the allotment of Shares;

(x)	allotment of depository receipts by depository bank under the relevant deposit agreements, as required and contemplated under the deposit agreements and the Registration Statement;

(xi)	issuance of instructions to the relevant depository for credit of Shares in the demat account of the relevant allottees and procurement of BENPOS from the depository reflecting the credit of Shares, and payment of applicable stamp duty in relation to the issuance and allotment of Shares;

(xii)	updating the register of members to reflect the allotment of Shares by the Company; and

(xiii)	filing of Form DRR (Return to be filed by the Domestic Custodian who has arranged issue/transfer of Depository Receipts) by the relevant domestic custodian in India, within 30 days of the issuance of depository receipts against ADSs, as required under Depository Receipts Scheme, 2014.

(The documents listed at (i) through (vii) above are collectively referred to as the “Final Documents”).

4.	Our opinion is subject to the following observations and qualifications:

(a)	Enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization of any party and other laws of general application relating to or affecting the rights of creditors.

(b)	Enforcement may be limited by general principles of equity, for example, equitable remedies may not be available where damages are considered by the court to be an adequate remedy, or where the court does not regard specific performance to be the appropriate remedy. In applying these principles, a court in India might require that parties enforcing a right under the Documents act with reasonableness and fairness and observe good faith. Such requirements may be applied to certain provisions in the Documents purporting to authorize conclusive determination by a party thereto.

(c)	Any transfer of securities, including by way of renunciation, from a resident to a non-resident or from a non-resident to a resident, shall be subject to the guidelines of the Reserve bank of India (“RBI”) relating to the pricing of shares transferred by a resident to a non-resident or the vice versa.

(d)	As per Section 6(b) of the Act, any provisions in the articles of association of any company shall be void to the extent that they are repugnant to the provisions of the Act.

(e)	The following obligations cannot be specifically enforced under Indian law:

(i)	where a party to the contract has obtained substituted performance of a contract in accordance with the provisions of Section 20 of Specific Relief Act, 1963 (as amended from time to time);

(ii)	an obligation which is so dependent on the personal qualifications of the parties that the court cannot enforce specific performance of its material terms;

(iii)	an obligation which is in its nature determinable; and

(iv)	an obligation, the performance of which involves the performance of a continuous duty which the court cannot supervise.

(f)	A party seeking to repatriate any amount recovered by any legal process (whether in India or abroad) or otherwise, outside India, may require the approval of the RBI and other regulatory authorities.

(g)	The RBI, in the imminence of or during a foreign exchange crisis or in times of national emergency, has the power to temporarily suspend or restrict sales of foreign exchange, subject all transactions in foreign exchange to licensing by the RBI, and require any person residing in or entity operating in India to deliver any foreign exchange obtained by such person or entity to the RBI, or to any bank or agent designed by the RBI, at the then effective rate of exchange.

(h)	Claims may become barred under the Limitation Act, 1963 or may be or become subject to set-off or counterclaim.

(i)	Where obligations are to be performed in a jurisdiction outside India, they may not be enforceable in India to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

(j)	A certificate, determination, notification, opinion or the like will not be binding on an Indian court or any arbitrator or judicial or regulatory body which would have to be independently satisfied, despite any provision in the documents to the contrary.

(k)	Grant of costs in litigations before Indian courts will be entirely at the discretion of the court.

(l)	Provisions concerning obligations to agree or agreements to agree may be unenforceable or void for uncertainty under Indian law.

(m)	Pursuant to Section 332 of the Act where a company is being wound up, a floating charge on the undertaking or property of a company created within the 12 months immediately preceding the commencement of the winding up, shall, unless it is proved that the company immediately after the creation of the charge was solvent, be invalid, except to the amount of any cash paid to the company at the time of, or subsequent to the creation of, and in consideration for, the charge, together with interest on that amount at the rate of 5% per annum or such other rate as may for the time being be notified by the Central Government in this behalf in the Official Gazette.

(n)	Pursuant to the Press Note No. 3 (2020 Series) dated April 17, 2020, read with the Foreign Exchange Management (Non-Debt Instruments) Amendment Rules, 2020 (“2020 Notifications”), issued by the Government of India, w.e.f. April 22, 2020, an entity of a country, which shares land border with India or the beneficial owner of an investment into India who is situated in or is a citizen of any such country, shall invest only with the Government approval. The 2020 Notifications do not define the term ‘beneficial owner’ and therefore its scope is unclear. Based on current market practice, authorized dealer banks generally refer to various definitions of ‘beneficial owner’ that have been stipulated in other Indian regulations, which define beneficial owner by reference to either persons having control or significant influence over the foreign investor, or persons having a significant shareholding, voting rights or economic interest in the foreign investor (thresholds for which typically range from 10% to 25%).

(o)	We express no opinion regarding any financial or technical data or material in the Agreements.

(p)	This opinion is limited to matters pertaining to Indian law (as on the date of this opinion) alone and we express no opinion on laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ Talwar Thakore & Associates